Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statements No. 333-12976 and 333-113054 on Form S-8 of our report dated April 17, 2006, relating to the financial schedule corresponding to a working interest in the Dagang field (representing the 20% working interest in the Dagang field for the period from March 1, 2004 to June 17, 2004 and a 40% working interest in the Dagang field for the period from June 18, 2004 to December 31, 2004 and for the year ended December 31, 2005, acquired by Ivanhoe Energy Inc.), appearing in this Current Report on Form 8-K/A dated February 18, 2006 of Ivanhoe Energy Inc.
(signed) “Deloitte & Touche LLP”
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Alberta, Canada
May 1, 2006